First Quarter Report - 2012
CamdenNational.com
800-860-8821

Dear Fellow Shareholders,

It is with great pride that I share the news that Camden National Corporation was recognized by two prominent national organizations during the first quarter of 2012. These recognitions, combined with solid financial results for the quarter, validate our commitment to our core values and the strategy used to deliver long-term sustainable growth.

Forbes named Camden National Corporation to its list of the “100 Most Trustworthy Companies in America.” Our organization, along with more than 8,000 other companies on U.S. Exchanges, was evaluated by GMI Ratings, an independent risk research firm. GMI’s quantitative and qualitative analysis looks beyond the raw data on companies’ income statements and balance sheets to assess the true quality of corporate accounting and management practices. To those of us at Camden National, this distinction reflects our dedication to conservative corporate governance and transparency to our shareholders, as well as our commitment to our core values and culture, which began with our founding in 1875.

Our financial performance was also noted by the prestigious investment banking firm, Keefe, Bruyette & Woods (KBW), which named Camden National Corporation to its Bank Honor Roll of superior performers for the second consecutive year. To be included on the KBW Honor Roll, an organization must not have reported any losses before extraordinary items for the past 10 years, 2011 annual earnings per share had to be equal to or greater than the annual earnings per share over the past 10 years, and there had to be consecutive increases in annual earnings per share since 2009. When considering the condition of the national, state and local economies, it was a significant achievement for Camden National to receive this honor.

Our first quarter 2012 financial results reflect our strategy to focus on long-term sustainable growth, and are as noteworthy as the awards and recognition we received. For the first quarter of 2012, we reported net income of $6.6 million, compared to $6.3 million for the first quarter of 2011. This resulted in earnings per share of $0.86 during the first quarter of 2012, compared to $0.83 reported for the first quarter of 2011. Our return on average assets was 1.15% for the first quarter of 2012, compared to 1.11% a year ago, while our return on average equity declined to 12.01% for the first quarter of 2012, from 12.45% the previous year. This reflects an increase in shareholders’ equity resulting from our strong earnings of 2011, which were partially offset by our normal dividends as well as the December 2011 special dividend. Based on last quarter’s results, we believe our performance remains in the top 25% of our peer group. We continue to build our capital as a precaution in the current economic environment as well as to maintain flexibility for future opportunities.

Total assets of $2.3 billion at March 31, 2012, remained flat compared to a year ago. Our total loan portfolio declined 0.75% from levels reported at March 31, 2011. We grew our home equity and commercial portfolios by $3.8 million and $2.5 million, respectively, while our residential real estate portfolio declined $12.7 million. The decline in the residential real estate loans was primarily related to our continued sale of thirty-year fixed residential mortgages in order to balance our interest rate risk parameters.

Asset quality remains a constant focus for Camden National and our first quarter 2012 results reflect our guarded outlook as well as concerns regarding stresses that we see in our consumer-related portfolios. Our allowance for credit losses, which indicates the amount of reserve set aside for probable loan losses, was 1.51% of total loans at March 31, 2012, compared to 1.49% a year ago. Based on an extensive analysis of our loan portfolio, management believes the allowance is appropriate. During the first quarter of 2012, we experienced annualized net loan charge offs of 0.26% of total loans, compared to 0.14% during the same period a year ago. Non-performing assets, which include loans that are not currently being paid per agreement, loans in which the collection of principal or interest is in doubt and properties that have been taken into our possession, represented 1.79% of total loans at March 31, 2012, compared to 1.49% a year ago. Maine’s weak housing market and high unemployment levels have negatively impacted consumers, which has contributed to these results. While we make significant efforts to assist our customers during periods of financial hardship, there are unfortunately situations that result in foreclosure after all other means of repayment have been exhausted.

At March 31, 2012, our total risk-based capital ratio increased to 16.16% from 15.10% a year ago and exceeded the regulatory guidelines of well capitalized by over 6%. During the first quarter of 2012, we also paid a quarterly dividend of $0.25 per common share.

Being honored as one of America’s Most Trustworthy Companies, receiving recognition for past financial peformance, and delivering above-peer current financial results, are all testaments to the mutual commitment our four constituencies – community, customers, employees and shareholders – make to each other. This commitment begins with the products and services we provide to our customers, who, through their patronage, support our shareholders and employees. Our shareholders provide the resources needed to constantly improve our organization, as well as a willingness to share our good fortune with our communities. Our communities, including the people and businesses that are our employees and customers, provide support to our organization as well. Simply put, this is the cycle of community banking and we’re proud to be its anchor.

Sincerely,

President and Chief Executive Officer

Summary Financial Data (unaudited)

(Dollars in thousands, except per share data)

	March 31, 2012	March 31, 2011	December 31, 2011
Financial Condition Data

Investments	$647,522	$643,920	$611,998
Loans and loans held for sale	1,525,325	1,536,463	1,520,089
Allowance for loan losses	23,010	22,887	23,011
Total assets	2,339,158	2,338,317	2,302,720
Deposits	1,555,748	1,544,681	1,591,366
Borrowings	519,979	559,079	456,233
Shareholders’ equity	223,658	210,725	218,876

	At or for the Three Months Ended
	March 31, 2012	March 31, 2011
Operating Data

Interest income	$22,965	$24,860
Interest expense	4,594	6,301
Net interest income	18,371	18,559
Provision for credit losses	1,005	1,119
Net interest income after provision for credit losses	17,366	17,440
Non-interest income	5,228	5,118
Non-interest expense	12,919	13,285
Income before income taxes	9,675	9,273
Income taxes	3,092	2,934
Net income	$6,583	$6,339

Per Share Data

Basic earnings per share	$0.86	$0.83
Diluted earnings per share	0.86	0.83
Cash dividends paid per share	0.25	0.25
Book value per share	29.10	27.45
Tangible book value per share(1)	23.28	21.50

Selected Financial Data

Return on average assets	1.15%	1.11%
Return on average equity	12.01%	12.45%
Tier 1 leverage capital ratio	9.70%	8.93%
Tier 1 risk-based capital ratio	14.90%	13.84%
Total risk-based capital ratio	16.16%	15.10%
Efficiency ratio(2)	54.43%	55.27%
Allowance for credit losses to total loans	1.51%	1.49%
Net loan charge-offs to average loans (annualized)	0.26%	0.14%
Non-performing loans to total loans	1.79%	1.49%
Non-performing assets to total assets	1.25%	1.08%

(1) Computed by dividing shareholders' equity less goodwill and other intangibles by the number of common shares outstanding.

(2) Calculated by dividing non-interest expense by the sum of net interest income (tax equivalent) and non-interest income (excluding securities gains/losses).

A complete set of financial statements for Camden National Corporation my be obtained upon request to

Susan M. Westfall, SVP Clerk, Camden National Corporation, P.O. Box 310, Camden, Maine 04843, 207-230-2096.